Exhibit 4.4

Execution Version

AMENDMENT NO. 2 TO WARRANT

To Purchase Common Stock of

MHI Hospitality Corporation

THIS AMENDMENT NO. 2 (this “Amendment”) to the Warrant dated as of April 18, 2011 (as further defined below, the “Warrant”), issued by MHI Hospitality Corporation, a Maryland corporation (the “Company”), to Essex Illiquid, LLC and Richmond Hill Capital Partners, LP as the Initial Holders identified on Schedule 1 to the Warrant, as amended by an Amendment to Warrant dated as of December 21, 2011, is made and entered into by the Company, and agreed and acknowledged by such Initial Holders, as of July 10, 2012 (the “Amendment Date”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Warrant.

WHEREAS, certain Affiliates of the Initial Holders, in their capacity as holders of the Company’s Series A Cumulative Redeemable Preferred Stock, and the Company have entered into that certain Agreement, Waiver and Consent by Preferred Stockholders dated as of June 15, 2012 (the “Preferred Stock Agreement”);

WHEREAS, as contemplated by the Preferred Stock Agreement, by resolution dated June 28, 2012, the board of directors of the Company has authorized the Initial Holders, with effect from the Amendment Date and subject to the terms and conditions of this Amendment, to acquire, in addition to the Warrant Shares, up to an aggregate of the lesser of (i) 500,000 shares of Common Stock and (ii) 5% of the issued and outstanding shares of Common Stock as of the Amendment Date (excluding Common Stock held in treasury by the Company, if any), in each case subject to adjustment as set forth below (such aggregate number of shares of Common Stock so authorized for acquisition, the “Authorized Additional Shares”); and

WHEREAS, the Company and the Initial Holders desire, for their mutual convenience and benefit, to amend the Warrant as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Article I of the Warrant is hereby amended by:

(a) Adding thereto in proper alphabetical order the defined term “Ownership Certificate” to read as follows:

“‘Ownership Certificate’ means a certificate, in form and substance reasonably acceptable to the Company, duly executed by or on behalf of the holder by a duly authorized Person, confirming, representing and warranting to the Company that upon the issuance to the holder of the Warrant Shares specified in the Notice of Exercise, beneficial ownership of more than 9.9% of the equity interests in the Company will not be held (i) if the holder is a partnership or limited partnership, by any direct or indirect partner or limited partner (or group of partners or limited partners who are Affiliates of one another) of the holder, (ii) if the holder is a limited liability company treated as a partnership or as a disregarded entity for U.S. federal income tax purposes, by any direct or indirect member (or group of members who are Affiliates of one another) of the holder, or (iii) if otherwise, by the holder.”

(b) Restating the definition of “Warrant” therein in its entirety, as follows:

“‘Warrant’ means the warrant dated as of the Closing Date issued to the Initial Holders, as amended as of December 21, 2011 and as of July 10, 2012, and as further amended or restated from time to time, and all warrants issued upon the partial exercise, transfer or division of or in substitution for any Warrant.”

2. Section 2.2 of the Warrant is hereby amended by restating the initial paragraph thereof in its entirety, as follows:

“To exercise this Warrant, a holder hereof shall deliver to the Company (i) a Notice of Exercise in the form of Exhibit 2.2 hereto duly executed by such holder hereof specifying the number of shares of Common Stock to be purchased, (ii) an amount equal to the aggregate Exercise Price for all shares of Common Stock as to which this Warrant is then being exercised, (iii) at any time when such holder directly holds shares of Common Stock other than Issued Warrant Shares, an Ownership Certificate, and (iv) this Warrant. At the option of each holder hereof, payment of the Exercise Price shall be made by (a) wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose, (b) certified or official bank check payable to the order of the Company, (c) deducting from the number of shares delivered upon exercise of the Warrant a number of shares which has an aggregate Current Market Price on the date of exercise equal to the aggregate Exercise Price for all shares as to which the Warrant is then being exercised or (d) any combination of such methods.”

3. The Initial Holders hereby undertake and irrevocably agree, at any time when any action is to be taken by holders of Common Stock (whether at a meeting, by written consent in lieu thereof or otherwise), that the Initial Holders will cast votes or give consents in respect of shares of Common Stock then held by them excluding Issued Warrant Shares (but including any shares of Common Stock acquired pursuant to the Participation Right described in Section 4.2 of the Warrant) in the same proportions as the votes cast or consents given (but excluding abstentions) with respect to all shares of Common Stock other than (i) those held by the Initial Holders or by entities owned, controlled or managed by the Initial Holders or their respective investment managers and (ii) those which are not eligible, in respect of the matter in question, to be voted or to consent or to have their votes or consents counted. For the avoidance of doubt, this undertaking will also apply in respect of any voting rights or securities obtained by the Initial Holders on the basis or by virtue of their ownership of Common Stock other than Issued Warrant Shares. This paragraph will be effective at any time when the Initial Holders hold any Common Stock other than Issued Warrant Shares and shall survive the expiration of the Exercise Period and the termination of the Warrant.

4. If the number of shares of Common Stock outstanding changes after the Amendment Date due to the occurrence of an event specified in clauses (i) through (iii) of Section 4.2(a) of the Warrant, the number of Authorized Additional Shares shall be adjusted to become the number obtained by multiplying the number of Authorized Additional Shares in effect immediately prior to such event by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately following such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event (treating as outstanding, to the extent so provided in such Section 4.2(a), shares of Common Stock issuable upon conversions or exchanges of Convertible Securities and exercises of Stock Purchase Rights).

5. The Initial Holders acknowledge that they have received and reviewed the Insider Trading Policy of the Company, as amended from time to time (the “Policy”), and agree that it and the procedures and processes implemented by the Company related thereto shall be binding upon any individuals that are Affiliates of the Initial Holders and who are or become Insiders (within the meaning of the Policy), including, without limitation, in connection with any acquisition or other trading activity of Common Stock by the Initial Holders.

6. This Amendment shall be deemed to be incorporated into the Warrant and made a part thereof. All references to the Warrant in any other document shall be deemed to be references to the Warrant as modified by this Amendment. Except as specifically amended or modified herein, the Warrant shall continue in full force and effect and shall be enforceable in accordance with each of the terms thereof. To the extent that the terms of this Amendment conflict with the terms of the Warrant, the terms of this Amendment shall be deemed to govern.

7. This Amendment may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

8. This Amendment will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within such jurisdiction, without reference to conflicts of laws provisions.

9. This Amendment may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, intending to be legally bound, has executed this Amendment effective as of the Amendment Date.

MHI HOSPITALITY CORPORATION

By:	/s/ David R. Folsom
	Name:	David R. Folsom
	Title:	President and Chief Operating Officer

Attest:

/s/ Rhonda Smith
Name: Rhonda Smith
Title: Executive Assistant

AGREED AND ACKNOWLEDGED

BY THE INITIAL HOLDERS

ESSEX ILLIQUID, LLC

By:	Richmond Hill Investments, LLC,
its Investment Manager

By:	/s/ Ryan P. Taylor
	Name:	Ryan P. Taylor
	Title:	Managing Director and Authorized Signatory

RICHMOND HILL CAPITAL PARTNERS, LP

By:	Richmond Hill Investment Co., LP,
its Investment Manager

By:	/s/ Ryan P. Taylor
	Name:	Ryan P. Taylor
	Title:	Authorized Signatory

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